Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into between BioScrip, Inc. (the “Company”) and Barry A. Posner (the “Executive”) (the Company and the Executive will be collectively referred to hereinafter as the “Parties”).

WHEREAS, the Executive and the Company were parties to that certain Severance Agreement dated August 24, 2006, and amended on December 31, 2008 (the “2006 Severance Agreement”);

WHEREAS, the Company involuntarily terminated the Executive without “Cause,” effective September 19, 2011 (the “Termination Date”);

WHEREAS, the Executive and the Company have agreed that, due to the Company’s termination of the Executive’s employment, the Executive has agreed to resign from his appointed position as Secretary of the Company and all director and officer positions at each subsidiary, effective as of the Termination Date;

WHEREAS, the Parties seek to fully and finally settle all existing claims, whether or not now known, arising out of the Company’s employment and termination of employment of the Executive on the terms set forth herein;

NOW THEREFORE, the Parties mutually understand and agree as follows:

1. Compensation and Benefits Through Date of Termination and Cash Payment.  The Executive shall be paid though the Termination Date his base salary and his accrued but unused vacation/Paid Time Off.  In addition, the Executive shall be paid within ten (10) business days of the effective date of this Agreement as defined in Paragraph 20 below (the “Effective Date”), a lump-sum payment in the gross amount of fifty thousand dollars ($50,000), less lawful withholdings, for which the Company will issue the Executive a Form W-2.

2. Severance Payments.  The Executive shall be paid severance pay in an amount equal to twenty-four (24) months of the Executive’s base salary for a total gross amount of eight hundred forty thousand dollars ($840,000), less lawful withholdings (“Severance Amount”), for which the Company will issue the Executive Form W-2s.  Subject to the six (6)-month suspension described below, the Severance Amount payments will begin the first payroll date following the Effective Date and will be made in equal installments on the dates on which the Executive’s base salary would otherwise have been paid in accordance with the Company’s normal payroll dates if the Executive’s employment had continued for such twenty-four (24)-month period.  Notwithstanding the preceding, the Severance Amount installment payments otherwise payable during the six (6)-month period immediately following the Termination Date, will be suspended until the first business day (March 21, 2012) immediately following the first day after such six (6)-month period, at which time they will be paid in a single, lump-sum amount.  Thereafter, the remaining balance of Severance Amount shall be paid in the equal installments described above.  The Executive shall not be required to mitigate damages by seeking employment elsewhere in order to receive the severance payments.  In the event of a “Change in Control of the Company,” as defined in the Company’s 2008 Equity Incentive Plan, the payment of the remaining balance of the Severance Amount shall be accelerated and be payable upon the closing of any Change in Control transaction and, to the extent applicable, the

Company shall comply with the tax gross-up provisions of Section 3.15 of Amendment Number 1 to the 2006 Severance Agreement.

3. Benefits Continuation.  The Executive will receive a letter under separate cover regarding the terms of continued medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  If the Executive elects COBRA coverage, the Company will contribute toward such continuation coverage under the benefit plans and programs in the same manner as if the Executive’s employment with the Company had not been severed.  Specifically, the Company will pay that portion of the premiums for such coverage, for the duration of COBRA coverage, which the Company would pay if the Executive’s employment had not been terminated.  For the period of months equal to the difference between twenty-four (24) months and the end of the Executive’s period of COBRA coverage, the Company shall reimburse the Executive on a monthly basis up to the same amount that it had been paying for the Executive’s monthly COBRA coverage.  The reimbursement payments described in this Paragraph shall be made to the Executive within thirty (30) days of the Executive’s submission of proof of equivalent healthcare insurance coverage and proof of payment of the same, and in no event shall the amount of reimbursement exceed the amount paid by the Executive.

4. Outplacement Services.  The Company agrees to retain Caldwell Partners to provide outplacement services to the Executive through December 31, 2013 in an amount not to exceed seventy-five thousand dollars ($75,000).  The Company will contact the Executive with information relating to the outplacement services within seven (7) days after the Effective Date.

5. Stock Grants.  Schedule 1, attached hereto, accurately reflects all equity-based awards to the Executive in connection with his service with the Company.  Any outstanding options and restricted stock awards under the 2008 Equity Incentive Plan and the 2001 Incentive Stock Plan shall fully vest on the Effective Date and be free from forfeiture.  The exercise period with respect to all such options shall be extended until the earlier of (i) the latest date upon which such stock right could have expired by its original terms under any circumstances, or (ii) July 1, 2012.

6. Consideration.  The Executive acknowledges that the consideration set forth herein exceeds that to which the Executive would be entitled upon termination of employment under any existing agreements and/or under the normal operation of the Company’s benefit plans, policies, and/or practices.

7. Waiver and Release.  For valuable consideration from the Company, receipt of which is hereby acknowledged, the Executive waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, divisions, affiliates, shareholders, officers, directors, attorneys, agents, employees, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, which the Executive has or may have against the Company and/or the Company Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the 2006 Severance Agreement (except with respect to the tax gross-up benefit referenced in Paragraph 25 below), any other Company severance arrangements, and/or the following:

(a) all claims for discrimination or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Reconstruction Act of 1866, the Americans With Disabilities Act, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the National Labor Relations Act, or the Employee Retirement Income Security Act (ERISA) (or any other federal, state, or local law relating to employment, discrimination, or retaliation); and

(b) all claims for wages, compensation, vacation pay, sick pay, compensatory time, commissions, or benefits under ERISA, the Federal Equal Pay Act, or the Fair Labor Standards Act (FLSA) (or any other federal, state, or local wage and hour law); and

(c) all claims arising under the common law of any state which relate to or arise out of the Executive’s employment or termination of employment including, but not limited to, claims relating to employment contracts (express or implied), intentional interference with contracts, wrongful discharge, retaliatory discharge, retaliation, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, wrongful termination of benefits, and wrongful denial of wages and/or commissions;

(d) all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on the Executive’s behalf against the Company and/or the Company Releasees by any government agency or other person; and

(e) all claims that arise out of or otherwise relate to the Company’s accounting for and/or reporting of any monies paid to the Executive hereunder.

8. Wage Deduction Orders.  The Executive represents and warrants that the Executive is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Severance Amount defined in Paragraph 1 above.  Any exceptions to the representation and warranty contained in this Paragraph must be described in writing and attached to the executed original of this Agreement that the Executive submits to the Company.  Such disclosure shall not disqualify the Executive from receiving severance payments under this Agreement; provided, however, that the amount of Severance Amount payments described in Paragraph 1 shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.

9. No Waiver of Vested Rights or Unemployment Benefits.  Notwithstanding anything else in this Agreement, the Parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that the Executive may have with respect to any tax qualified pension or retirement benefits to which the Executive is or will be entitled by virtue of the Executive’s employment with the Company, or any rights to unemployment compensation benefits under applicable state law, and nothing in this Agreement shall prohibit the Executive from enforcing such rights.  The Company agrees not to contest any claim by the Executive for unemployment benefits.

10. No Waiver of Future Claims. Notwithstanding anything else in this Agreement, the Parties agree that this Agreement does not constitute a waiver of any rights or claims that may arise after the date on which the Executive executes this Agreement (including, but not limited to, ERISA claims that arise after the date on which the Executive executes this Agreement), with the exception of any claim described in Paragraph 7(e) above that arises after the date on which the Executive executes this Agreement.

                11. Other Claims.  The Executive represents and warrants that the Executive has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Company Releasees, and that, to the best of the Executive’s knowledge, the Executive possesses no such claims (including workers compensation claims).  The Executive further represents and warrants that the Executive has not suffered any work-related injury or illness within the twelve (12) months preceding the Executive’s execution of this Agreement, and that the Executive is not currently aware of any facts or circumstances that would give rise to a workers compensation claim against the Company and/or the Company Releasees.

12. Consulting Services.  From the Effective Date until July 1, 2012 (the “Consulting Period”), the Executive shall make himself available, on a reasonably timely basis given the nature of the matter, to provide advice, assistance, or information (the “Consulting Services”), as requested by the Company in writing, by the Company’s Chief Executive Officer, Richard Smith, or the Company’s General Counsel, Kimberlee Seah, subject to the provisions of this Paragraph.

(a) Consulting Services include, without limitation, providing strategic advice to the Company, providing information the Executive has learned while employed by the Company, and assisting the Company in connection with any matters, including legal proceedings involving the Company or any of its current or former officers, directors, employees, or agents, concerning matters or areas in which the Executive had knowledge or information while employed by the Company.

(b) The Executive shall be paid a retainer fee for his Consulting Services in the amount of fifty thousand dollars ($50,000), for which the Company will issue the Executive a Form 1099-MISC.  This $50,000 lump sum payment shall be paid to the Executive within ten (10) business days of the Effective Date.  The Executive must submit a written certification of the amount of time expended for Consulting Services performed in any given month within ten (10) business days after the end of that month.  Notwithstanding the foregoing, the Executive shall not be required to provide more than twenty (20) hours of Consulting Services in any month during the Consulting Period unless the Executive and the Company mutually agree in advance, in a writing signed by both parties, that the Executive shall provide Consulting Services in excess of twenty (20) hours in that specific month.  For clarification purposes, (i) nothing contained herein shall obligate the Company to request any amount of Consulting Services from the Executive, (ii) the fifty thousand dollars ($50,000) shall be paid to the Executive irrespective of whether the Company requests Consulting Services from the Executive, and (iii) no additional remuneration beyond the fifty thousand dollars ($50,000) shall be paid to the Executive for the Consulting Services, with the exception of reimbursement for reasonable expenses incurred by the Executive in connection with the provision of Consulting Services to the Company.

(c) The Executive shall remain without interruption throughout the term of the Consulting Period, an independent contractor, and the Executive’s services as an employee shall be presumed terminated throughout the Consulting Period.  The Executive agrees that he is not and will not become an employee of the Company during the Consulting Period, and that he is not entitled to the rights and privileges of employment that are extended to the Company’s employees.  The Executive understands and agrees that he will be provided a Form 1099-MISC for the remuneration paid to him for the Consulting Services.  The Executive understands and agrees that he shall be solely responsible for the payment of any and all individual income tax obligations which may be due and owing as a result of receiving the consideration provided for in this Paragraph (“Executive Tax Responsibilities”).  The Executive agrees to indemnify and hold the Company harmless for any and all claims, costs, damages, fees, penalties, interest, or any other losses imposed upon the Company by the Internal Revenue Service or other government taxing authority for failure of the Executive to fulfill the Executive Tax Responsibilities, as defined herein.

(d) The attorney-client privilege, the work-product doctrine, and all other applicable privileges shall apply to the Consulting Services provided by the Executive to the Company.  In addition, the Executive agrees not to disclose any information to any third party at any time that is protected by the attorney-client privilege, the work-product doctrine, or any other applicable privilege, irrespective of whether such information became known to the Executive before or after the Effective Date, unless expressly and specifically authorized to do so in a writing signed by Chief Executive Officer of the Company or SVP and General Counsel of the Company.

(e) The Executive covenants and agrees not to disclose, directly or indirectly, at any time, whether voluntarily or involuntarily, to anyone not an employee of the Company, and not to use at any time, except in the course of providing Consulting Services to the Company pursuant to this Paragraph or cooperation to the Company pursuant to Paragraph 13, any secret or confidential information of the Company or any parties dealing with the Company, unless the Executive shall first secure the consent of the Company’s Chief Executive Officer in writing or unless the Executive shall involuntarily be required to do so by a court having competent jurisdiction.  The Executive further covenants and agrees that every document, computer disk, computer software program, notation, record, diary, memorandum, development, investigation, or the like, and any method or manner of doing business of the Company (or containing any other secret or confidential information of the Company) made or acquired by the Executive at any time, is and shall be the sole and exclusive property of Company.  The Executive shall deliver the same (and every copy, disk, abstract, summary, or reproduction of same made by or for the Executive or acquired by the Executive) whenever the Company may so require and in any event prior to or at the termination of the Consulting Period.  It is understood and agreed by the Executive that all information of the Company developed or used by its officers, consultants, or employees or acquired by the Company from anyone not an officer, consultant, or employee shall be considered to be secret and confidential to the extent and for so long as such information is not available to the general public.

13. Duty to Cooperate.  The Executive represents and warrants that he has communicated to the Company all outstanding material legal matters and work in progress relating to the Company.  The Executive will comply with all reasonable requests from the

Company for assistance and/or information in connection with any matters and/or issues relating to or encompassed within the duties and responsibilities of the Executive’s employment, including without limitation, consulting with any of the employees and/or attorneys of the Company with respect to, and/or appearing as a witness in, any dispute, controversy, action or proceeding of any kind, and providing documents relating to such participation unless providing such documents or information is prohibited by law.  Any and all such requests for assistance shall be made only by the Company’s Chief Executive Officer, Richard Smith, and/or the Company’s General Counsel, Kimberlee Seah.  To the extent that the Executive’s compliance with requests under this Paragraph constitutes Consulting Services, the terms of Paragraph 12 shall apply to such compliance during the Consulting Period.  For the avoidance of doubt, any time during the Consulting Period that is spent by the Executive, at the Company’s request, in offering testimony in any legal proceeding, in interviews or meetings with legal counsel for the Company and/or Company employees will be considered Consulting Services, unless such interviews or meetings also include a representative of any governmental or regulatory body or any self-regulatory organization.

14. Directors’ and Officers’ Insurance.  Notwithstanding his separation from employment with the Company, Executive shall remain covered under the Company’s Directors’ and Officers’ Insurance Policy until September 30, 2017, on no less favorable terms than are provided to similarly-situated officers of the Company, with respect to acts or omissions occurring prior to the Termination Date.

15. Non-Disparagement.  The Executive will refrain from making negative or disparaging remarks about the Company or the Company Releasees.  The Executive will not provide information or issue statements regarding the Company or the Company Releasees, or take any action that would cause the Company or the Company Releasees embarrassment or humiliation or otherwise cause or contribute to them being held in disrepute.  Nothing in this Agreement shall be deemed to preclude the Executive from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process.

16. Waiver of Future Employment With the Company.  The Executive agrees not to apply for employment, or seek reinstatement, with the Company (or any Company Releasee), and further agrees that the Company (and Company Releasees) has no obligation to hire or rehire the Executive at any time in the future.  The Executive forever releases, waives, and relinquishes any right or claim to be hired by, or to reinstatement with, the Company (or any Company Releasee).  The Executive agrees that this Agreement is a lawful and non-discriminatory basis upon which the Company (or any Company Releasee) may refuse to hire or rehire the Executive.

17. Non-Admission of Liability.  The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper or unlawful action on the part of either of the Parties.

18. Return of Company Property and Expense Reconciliation.  The Executive represents and warrants that the Executive has returned all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in the Executive’s possession or under the Executive’s control.  The Executive shall promptly submit any outstanding expense reports for processing, and the Company shall reimburse the Executive for any such expenses in accordance with the Company’s expense reimbursement policies and practices.  The Executive shall pay any remaining balance on his Company credit card account.  In the event the Executive fails to pay any outstanding balance on his Company credit card account by the payment due date, the Executive agrees that the Company may deduct from the Executive’s Severance Amount payments the amount necessary to pay any outstanding balance on such account, including any interest charges.  Excepted from this Paragraph 18 is reimbursement of reasonable expenses incurred by the Executive in connection with the provision of Consulting Services to the Company during the Consulting Period.

19. Consultation With Legal Counsel.  The Executive acknowledges that the Company has advised the Executive to consult with the Executive’s attorney prior to signing this Agreement.  Within ten (10) business days following the Executive’s submission to the Company of proof of payment to Burns & Levinson, LLP (“B&L”) of fees and costs directly related to legal services provided by B&L to the Executive in connection with the Executive’s separation from his employment with the Company and/or this Agreement, the Company shall reimburse the Executive in an amount not to exceed in the aggregate five thousand dollars ($5,000), which reimbursement payment(s) shall not be subject to withholdings.  For clarification purposes, under no circumstances shall the reimbursement payments paid under this Paragraph exceed the amount(s) paid by the Executive to B&L for legal services provided by B&L to the Executive in connection with the Executive’s separation from his employment with the Company and/or this Agreement.

20. Review and Revocation Periods.  The Executive acknowledges that the Executive has been given at least twenty-one (21) days to consider this Agreement from the date that it was first given to the Executive.  The Executive may accept the Agreement by executing the Agreement during the September 17, 2011-October 9, 2011 time period and delivering the executed original to the Company contact identified below by October 9, 2011.  The Executive shall have seven (7) days from the date that the Executive executes the Agreement to revoke the Executive’s acceptance of the Agreement by delivering written notice of revocation within the seven (7)-day period to the following Company contact:

Vito Ponzio, Jr.
Senior Vice President, Human Resources
BioScrip, Inc.
100 Clearbrook Road, Suite 300
Elmsford, New York 10523
303.321.2597 (Facsimile)

If the Executive does not revoke acceptance, this Agreement will become effective and irrevocable by the Executive on the eighth day after the Executive has executed it (i.e., the “Effective Date”).

21. Choice of Law.  This Agreement is made and entered into in New York and, to the extent the interpretation of this Agreement is not governed by applicable federal law, shall be interpreted and enforced under and shall be governed by the laws of that state.

22. Severability.  Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

23. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

24. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Executive, the Company, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and assigns.

25. Entire Agreement.  This Agreement incorporates the Executive’s rights under and supersedes the 2006 Severance Agreement (except for Amendment Number 1 to the 2006 Severance Agreement to the extent such Amendment provides for a tax gross-up payment with respect to an Excess Parachute Payment (as defined therein) which shall continue to survive), it contains the complete understanding between the Parties as to the matters addressed herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and the Executive.  In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement.  Notwithstanding the foregoing, the Executive shall remain bound by all terms of the attached August 24, 2006 Restrictive Covenants Agreement, with the exception of Paragraph 3(a) thereof which shall be deemed stricken.

26. Representation and Warranty of Understanding.  By signing below, the Executive represents and warrants that the Executive: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of the Executive’s own free will; and (c) understands its terms and significance and intends to abide by its provisions without exception.

/s/ Barry A. Posner___                                                                           __October 5, 2011__________________________________
BARRY A. POSNER                                                                                     DATE

BIOSCRIP, INC.

BY:	/s/ Vito Ponzio
ITS:	Senior Vice President, Human Resources
DATE:	October 6, 2011

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